UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2008

SCIENTIFIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Utah	000-50559	87-0680657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Weldon Street, Jersey City, New Jersey	07306
(Address of principal executive offices)	(Zip Code)

(201) 985-8100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On January 25, 2008, Scientific Energy, Inc. (the "Company") entered into a Subscription Agreement with eighteen investors, pursuant to which the Company agreed to issue, in a private placement, an aggregate of 90,000,000 shares of the Company's restricted common stock, par value $0.01 per share, to investors, at a purchase price of $0.06 per share, for an aggregate of purchase price of $5.4 million. Each of the investors is not a "U.S. Person" as that term is defined in Regulation S promulgated under the Securities Act of 1933.

The proceeds received will be used to acquire mineral products in China and for the Company's general operating expenses in its business of production and sale of mineral products.

Item 3.02.   Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report is incorporated by this reference into this Item 3.02.

The issuance of the Company’s common shares were offered and sold in reliance upon exemptions from registration provided by Regulation S and/or Section 4(2) promulgated under the Securities Act of 1933, as amended. The transaction did not involve any public offering. The agreements executed contain representations and warrants to support the Company's reasonable belief that the investors had access to information concerning the Company's operations and financial conditions, the investors are acquiring the securities for their own account and not with a view to the distribution thereof.  At the time of their issuance, the securities issued are deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.  All investors are not a "U.S. Person" as that term is defined in Regulation S promulgated under the Securities Act of 1933.  No directed selling efforts were made in the United States, and no underwriters were involved in this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC ENERGY, INC.

Date: January 28, 2008	By:	/s/ Stanley Chan
	Name:	Stanley Chan
	Title:	President & CEO